UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 19, 2010

ORRSTOWN FINANCIAL SERVICES, INC.

(Exact name of registrant as specified in its charter)

PENNSYLVANIA

(State or other jurisdiction of incorporation)

001-34292	23-2530374
(Commission file number)	(IRS employer ID)

77 East King Street, Shippensburg Pennsylvania	17257
(Address of principal executive office)	(Zip Code)

Registrant’s telephone number, including area code - (717) 532-6114

N/A

(Former name, address and fiscal year, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

Orrstown Bank (the “Bank”), the wholly-owned banking subsidiary of Orrstown Financial Services, Inc. (the “Company”), is listed as a creditor holding an unsecured nonpriority claim on the Schedules filed by Yorktown Funding, Inc. (“Yorktown”) in its case for relief under Chapter 11 of the United States Bankruptcy Code filed in the United States Bankruptcy Court for the Middle District of Pennsylvania on February 9, 2010. The case is docketed at 1:10-bk-01042-MDF.

Yorktown provides interim construction financing, secured by mortgages, for residential manufactured, modular and site-built homes. The Bank is one of a number of financial institutions that have separately extended lines of credit to Yorktown to finance construction loans Yorktown makes to its customers. The Bank initially extended a $4,000,000 line of credit to Yorktown in 2002 which, as a result of several amendments over the years, has been increased to $9,500,000 (the “Yorktown Loan”). The principal amount outstanding on the Yorktown Loan as of March 19, 2010 was $8,598,216.42. At all times the Yorktown Loan has been outstanding and until Yorktown filed its petition for relief under the Bankruptcy Code, the Yorktown Loan was current and performing. The Yorktown Loan is secured by unconditional, continuing guarantees given by the two principals of Yorktown. The principals also have given guarantees to a number of the other lenders to Yorktown.

The Yorktown Loan was intended to have been secured by pledges of the construction loans and the mortgages securing the construction loans extended by Yorktown. If, as alleged by Yorktown, the security interests granted by Yorktown to secure the Yorktown Loan are ultimately determined to be unperfected, the Bank would participate in the Yorktown bankruptcy as an unsecured creditor and would receive a pro rata share of the distribution to unsecured creditors after payment of priority claims, administrative claims and claims of senior classes of creditors. In its Schedules, Yorktown lists total liabilities of $40,821,671.69 and total assets of $31,622,827.46. The amounts that will be available for payment of claims cannot, at this time, be determined with any reasonable certainty.

The first meeting of creditors was held on March 19, 2010 pursuant to Section 341 of the Bankruptcy Code. At that time, representatives of Yorktown stated their intention to pay all creditors in full. Yet, because Yorktown has alleged that the Bank is the holder of an unsecured nonpriority claim for pre-petition indebtedness, Yorktown has not paid, and will not pay, regular debt service payments on the Yorktown Loan during the pendency of the Chapter 11 case. Therefore, although the Bank and its counsel have not completed their analysis of the Yorktown Loan documentation and the extent to which the Bank may be able to challenge its classification as a holder of an unsecured nonpriority claim, after consultation with its counsel following the first meeting of creditors, the Bank determined that, unless circumstances change, the Bank will place the Yorktown Loan on nonaccrual status and report the loan as nonperforming at March 31, 2010.

The Bank intends to aggressively pursue a recovery of the amounts owed to it in the Bankruptcy Court proceedings as well as through other avenues of recovery that may be available to it including, without limitation, the guarantees provided by the Yorktown principals and other potential claims against certain third parties. To the extent the Bank is unable to obtain a full recovery of the amounts owed to it on the Yorktown Loan, the Bank will realize a loss. The Bank is unable, at this time, to determine with any reasonable certainty whether it will incur a loss and the amount of any loss it may incur. Therefore, the Bank is not, under the current circumstances, able to determine the amounts of any future increases to its allowance for loan losses or the amounts of any future loan charge-offs that may be necessary with respect to the Yorktown Loan.

Safe Harbor Statement: Certain of the statements made in this Report are “forward-looking statements” within the meaning and protections of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be forward-looking statements. You can identify these forward-looking statements through our use of words such as “may”, “will”, “anticipate”, “assume”, “should”, “indicate”, “would”, “believe”, “contemplate”, “expect”, “estimate”, “continue”, “plan”, “point to”, “project”, “could”, “intend”, “target”, and other similar words and expressions of the future. Actual results and trends could differ materially from those set forth in such statements due to various risks, uncertainties and other factors, including, without limitation, those risks and uncertainties detailed in the Company’s other filings with the Securities and Exchange Commission. Any such forward-looking statements set forth above are valid only as of the date of this report and the Company disclaims any obligation to update this information.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Orrstown Financial Services, Inc.

Date: March 22, 2010	By:	/s/ THOMAS R. QUINN, JR.
Thomas R. Quinn, Jr.
President and Chief Executive Officer